CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Oppenheimer Main Street Funds:

We consent to the use of our report dated October 25, 2018, with respect to the financial statements and financial highlights of Oppenheimer Main Street Fund (the “Fund”), a separate series of Oppenheimer Main Street Funds, as of August 31, 2018, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

October 26, 2018